[BAKER DONELSON LETTERHEAD]

November 15, 2021

Steward Funds, Inc.

15375 Memorial Drive, Suite 200

Houston, TX 77079

Ladies and Gentlemen:

We have acted as special Maryland counsel to Steward Funds, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland. The Company is authorized to issue 735,000,000 shares of capital stock, $0.001 par value per share (each a “Share” and collectively, the “Shares”). The Shares have been classified into the following series: Steward Covered Call Income Fund, Steward Equity Market Neutral Fund, Steward Global Equity Income Fund, Steward International Enhanced Index Fund, Steward Values-Focused Large Cap Enhanced Index Fund, Steward Large Cap Growth Fund, Steward Large Cap Value Fund, Steward Select Bond Fund, Steward Small Cap Growth Fund, Steward Values-Focused Small-Mid Enhanced Index Fund, and Steward Large Cap Core Fund, with each series consisting of 67,000,000 Shares other than the Steward Select Bond Fund series, which consists of 65,000,000.

Each series (other than the Steward Select Bond Fund series) is further classified into four classes of Shares as follows: 16,000,000 Class A Shares, 15,000,000 Class C Shares, 16,000,000 Class R6 Shares and 20,000,000 Institutional Class Shares. The Steward Select Bond Fund series is further classified into four classes of Shares as follows: 16,000,000 Class A Shares, 13,000,000 Class C Shares, 16,000,000 Class R6 Shares and 20,000,000 Institutional Class Shares.

We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post-Effective Amendment No. 124 to the Company’s Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 124 to the Company’s Registration Statement under the Investment Company Act of 1940, as amended (the “Investment Company Act”) (collectively, the “Registration Statement”), in connection with the continuous offering (the “Offering”) on or about and after November 15, 2021 of the Class A, Class C, Class R6, and Institutional Class shares of the Steward Equity Market Neutral Fund, Steward Large Cap Core Fund, Steward Large Cap Growth Fund, Steward Large Cap Value Fund, and Steward Small Cap Growth Fund (collectively, the “Offering Shares”). We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

Steward Funds, Inc.

November 15, 2021

In our capacity as special Maryland counsel to the Company and for purposes of this opinion, we have examined (a) the Registration Statement; (b) the charter of the Company as in effect on the date hereof (the “Charter”); (c) the bylaws of the Company, as amended or supplemented and in effect on the date hereof (the “Bylaws”); (d) certain resolutions of the Board of Directors of the Company regarding the Offering; (e) a certificate of the Company regarding certain matters related to the issuance and sale of the Offering Shares; (f) a certificate of the Maryland State Department of Assessments and Taxation dated October 18, 2021 to the effect that the Company is incorporated and existing under the laws of the State of Maryland and is in good standing and authorized to transact business in the State of Maryland; and (g) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

In the course of our review, we have assumed (i) the documents reviewed and relied upon in giving this opinion are true and correct copies of the original documents, the signatures on such documents are genuine, and the persons executing such documents have the legal capacity to execute such documents; (ii) the representations of officers are correct as to questions of fact, and (iii) the persons identified as officers are actually serving as such and that any certificates representing the Offering Shares are properly executed by one or more such persons.

We have also assumed that (1) at no time prior to and including the date when all of the Offering Shares are issued will: (i) there be any changes in applicable law, (ii) the Charter, the Bylaws or the existing corporate authorizations to issue the Offering Shares be amended, repealed or revoked, (iii) the total number of the issued Shares exceed 735,000,000, (iv) the total number of the issued Shares of each series of the Company exceed the authorized number of Shares of such series, (v) the total number of issued Shares of each class of any series of the Company exceed the authorized number of Shares of such class or (vi) the Company cease to remain duly organized, validly existing and in good standing under Maryland law; (2) the Registration Statement and any amendment thereto will remain effective at the time of the issuance of the Offering Shares thereunder, and (3) at the time of the issuance of any Offering Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such Shares are issued.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Class A, Class C, Class R6, and Institutional Class shares of the Steward Equity Market Neutral Fund, Steward Large Cap Core Fund, Steward Large Cap Growth Fund, Steward Large Cap Value Fund, and Steward Small Cap Growth Fund, when issued and delivered in accordance with the terms of the Offering against payment

Steward Funds, Inc.

November 15, 2021

of the cash consideration therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the reported judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinion expressed herein after the date hereof. The opinions expressed in this letter are limited to the matters set forth herein, and no other opinion should be inferred or implied beyond the matters expressly herein stated.

Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the regulations promulgated thereunder.

Sincerely yours,

Baker, Donelson, Bearman, Caldwell & Berkowitz, a Professional Corporation

By:	/s/ Kenneth B. Abel
Kenneth B. Abel, Authorized Representative